Exhibit 99.1

NEWS RELEASE January 12, 2026

DISH Wireless Defaults on Payment Obligations to Crown Castle
DISH Obligated to Pay Crown in Excess of $3.5 Billion as Crown Castle Terminates Contract
HOUSTON, Jan. 12, 2026 – Crown Castle Inc. (NYSE: CCI) ("Crown Castle") today announced that DISH Wireless (“DISH”) has defaulted on its payment obligations to Crown Castle, causing Crown Castle to terminate its wireless infrastructure agreement with DISH.
Statement by Crown Castle:
“Crown Castle and many other American businesses helped DISH and its parent company, EchoStar, build its wireless communications network with the expectation that it would provide a meaningful service to Americans and help the U.S. continue to lead in wireless.
“After DISH’s parent company, EchoStar, announced last summer that it was selling public spectrum licenses to AT&T and SpaceX, DISH notified Crown Castle and other partners in September 2025 that it was discontinuing its network business. DISH further asserted that due to actions taken by the Federal Communications Commission (FCC), DISH believed it was no longer required to honor remaining contractual obligations to those businesses and workers who built and supported its business.
“While it initially continued to make its required payments, DISH recently failed to do so and defaulted on its obligations under the agreement with Crown Castle. In an effort to protect its shareholders, Crown Castle exercised its right to terminate the agreement and to recover in excess of $3.5 billion in remaining payments owed.
“We do not anticipate these actions to impact Crown Castle’s full-year 2025 results.
“We are supportive of AT&T and SpaceX obtaining the 3.45 GHz, 600 MHz, AWS-4, H-block and unpaired AWS-3 spectrum bands and putting this public resource into active use for the American people. That said, we will do everything we can to enforce our rights under our agreement with DISH and keep DISH to its word.
“DISH is refusing to pay the American workers and businesses it used to build its network and meet the minimum FCC coverage requirements necessary to retain its spectrum licenses — an American public resource. Now those same spectrum licenses are being sold for more than $40 billion.”

ABOUT CROWN CASTLE
Crown Castle owns, operates and leases approximately 40,000 cell towers and approximately 90,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.
CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements that are based on Crown Castle management's current expectations. Such statements include plans, projections and estimates regarding Crown Castle’s wireless infrastructure agreements with DISH, including the termination thereof and ability to recover payments. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle's filings with the Securities and Exchange Commission. The term "including," and any variation thereof, means "including, without limitation."
INVESTOR CONTACT
Kris Hinson
713-570-3050
MEDIA CONTACT
Phil West
Media.relations@crowncastle.com
281-270-1950